News Release

Contact: Michael Stivala

Controller & Chief Accounting Officer

P.O. Box 206, Whippany, NJ 07981-0206

Phone: 973-503-9252

FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces

26% Increase in Second Quarter Net Earnings Over Prior Year

Whippany, New Jersey, May 10, 2007 -- Suburban Propane Partners, L.P. (the “Partnership”) (NYSE: SPH), a nationwide marketer of propane gas, fuel oil and related products and services, today announced improved earnings for the three months ended March 31, 2007 over the prior year quarter. Net income for the three months ended March 31, 2007 amounted to $105.9 million, or $3.24 per Common Unit, an increase of $21.9 million, or 26.1%, compared to the prior year quarter of $84.0 million, or $2.44 per Common Unit. Earnings before interest, taxes, depreciation and amortization ("EBITDA") increased $19.2 million, or 18.5%, to $123.1 million for the three months ended March 31, 2007 compared to $103.9 million in the prior year quarter.

Colder average nationwide temperatures, an improved customer mix and the full-year effect of the operating efficiencies, lower headcount and lower vehicle count from the prior year field and HVAC reorganization were the main factors contributing to the improvement in year-over-year quarterly earnings.  For the second quarter, combined operating and general and administrative expenses were $12.1 million, or 10.4%, lower than the prior year quarter, despite a $5.0 million increase in variable compensation costs in line with higher earnings.

Heating degree days in the Partnership’s service territories were 98% of normal for the three months ended March 31, 2007 compared to 88% of normal temperatures in the prior year quarter.  Retail propane gallons sold in the second quarter of fiscal 2007 decreased 2.0 million gallons, or 1.2%, to 166.8 million gallons compared to 168.8 million gallons in the prior year quarter. Sales of fuel oil and refined fuels decreased 10.7 million gallons, or 19.6%, to 44.0 million gallons during the second quarter of fiscal 2007 compared to 54.7 million gallons in the prior year quarter.

Lower volumes, despite the colder average temperatures, were attributable to the Partnership’s efforts to improve its customer mix, particularly in its refined fuels segment and in the commercial and industrial propane customer base, coupled with customer conservation from continued high energy prices.  In the refined fuels segment, the decision to exit the lower margin gasoline and low sulfur diesel businesses resulted in a reduction in volumes of approximately 4.7 million gallons, or 43.9% of the total volume decline compared to the prior year quarter.

In the commodities markets, while average posted prices of both propane and fuel oil began the quarter on the downward trend that started in the first quarter of fiscal 2007, prices steadily increased from the middle of February through the end of the quarter.  For the quarter, average posted prices of propane increased 2.4% compared to the prior year second quarter and fuel oil prices declined 5.1% compared to the prior year second quarter.

Revenues from the distribution of propane and related activities of $392.2 million in the second quarter of fiscal 2007 increased $5.6 million, or 1.4%, compared to $386.6 million in the prior year quarter, primarily due to higher average selling prices from a higher concentration of residential volumes and higher product costs. Revenues of $111.2 million from distribution of fuel oil and refined fuels decreased $22.4 million, or 16.8%, from $133.6 million in the prior year quarter, primarily as a result of the aforementioned lower volumes, partially offset by higher average selling prices.

Revenues in the natural gas and electricity marketing segment decreased $9.6 million, or 20.8%, to $36.5 million in the second quarter of fiscal 2007 compared to $46.1 million in the prior year quarter, primarily from lower electricity volumes and lower average selling prices for natural gas.  Revenues in the Partnership’s HVAC segment decreased 34.4% to $14.7 million from $22.4 million in the prior year quarter as a result of the decision during the third quarter of fiscal 2006 to reorganize the HVAC segment and to reduce the level of HVAC installation activities.

Cost of products sold decreased $41.6 million, or 11.3%, to $327.3 million for the three months ended March 31, 2007 compared to $368.9 million in the prior year quarter. The decrease results primarily from the lower sales volumes, described above, combined with lower product costs from lower commodity prices and various favorable market factors impacting our supply and risk management activities.  In addition, cost of products sold in the second quarter of fiscal 2007 included a $6.6 million unrealized (non-cash) loss attributable to the mark-to-market on derivative instruments (“FAS 133”), compared to a $0.6 million unrealized (non-cash) loss in the prior year quarter.

Combined operating and general and administrative expenses of $104.5 million decreased $12.1 million, or 10.4%, compared to the prior year quarter of $116.6 million, despite the aforementioned $5.0 million increase in variable compensation costs in line with the higher earnings.  The most significant cost savings were experienced in payroll and benefit related expenses which declined $6.1 million, as well as from a $3.1 million reduction in vehicle expenditures, $2.6 million lower bad debt expense and savings in other costs to operate the Partnership’s customer service centers.

Depreciation and amortization expense decreased $1.3 million, or 14.6%, to $7.6 million.  Net interest expense decreased $1.6 million, or 14.7%, to $9.3 million in the second quarter of fiscal 2007. During the second quarter of fiscal 2007, and as has been the case since April 2006, there were no borrowings under the Partnership’s working capital facility resulting in lower interest expense. The Partnership ended the second quarter of fiscal 2007 in a strong cash position with more than $88 million in cash on the balance sheet.  On April 26, 2007, the Partnership announced that its Board of Supervisors approved a voluntary pension contribution of approximately $25.0 million in order to fully fund the Partnership’s accumulated benefit obligation under its defined benefit pension plan.  The Partnership believes that this contribution will substantially reduce, if not eliminate, future funding requirements.  The Partnership expects to make this voluntary contribution during its third quarter of fiscal 2007 from cash on hand.

Net income and EBITDA for the second quarter of fiscal 2007 also included a $1.1 million charge related to severance benefits provided to individuals terminated during the quarter, compared to a $1.5 million restructuring charge in the prior year second quarter.

On April 26, 2007, the Partnership also announced the thirteenth increase in its quarterly distribution since 1999, from $0.6875 to $0.70 per Common Unit, or $2.80 per Common Unit on an annualized basis, in respect of the second quarter of fiscal 2007.  This increase equates to $0.05 per Common Unit on an annualized basis and is payable on May 15, 2007 to Common Unitholders of record on May 8, 2007.

In announcing these results, Chief Executive Officer Mark A. Alexander said, “The combination of improvements in our cost structure, increased operating efficiencies and a return to a more ‘normal’ winter has translated into a 21.0% increase in year-over-year earnings for the first half of fiscal 2007.  On the strength of these earnings and increased cash flow, we increased our quarterly distribution to $0.70 per Common Unit, or $2.80 per Common Unit on an annualized basis, an increase of 14% since the second quarter of the prior year.  Our operating personnel remain focused on providing quality customer service and continuing to identify additional operating efficiencies within our core businesses in order to provide further sustainable, profitable growth opportunities and increasing value to our Unitholders.”

Suburban Propane Partners, L.P. is a publicly traded Master Limited Partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments.  These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•

The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•

Fluctuations in the unit cost of propane, fuel oil and other refined fuels and natural gas, and the impact of price increases on customer conservation;

•

The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•

The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•

The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•

The ability of the Partnership to retain customers;

•

The impact of energy efficiency and technology advances on the demand for propane and fuel oil;

•

The ability of management to continue to control expenses including the results of our field and HVAC realignment initiative;

•

The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership’s business;

•

The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•

The impact of legal proceedings on the Partnership’s business;  and

•

The Partnership’s ability to integrate acquired businesses successfully.

Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 30, 2006 and other periodic reports filed with the United States Securities and Exchange Commission.  Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement.

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Suburban Propane Partners, L.P. and Subsidiaries

Consolidated Statements of Operations

For the Three and Six Months Ended March 31, 2007 and March 25, 2006

(in thousands, except per unit amounts)

(unaudited)

	Three Months Ended		Six Months Ended
	March 31, 2007	March 25, 2006	March 31, 2007	March 25, 2006
Revenues
Propane	$ 392,243	$ 386,610	$ 679,122	$ 696,902
Fuel oil and refined fuels	111,215	133,567	180,085	238,872
Natural gas and electricity	36,455	46,111	59,200	84,054
HVAC	14,671	22,416	33,130	53,643
All other	1,534	2,239	3,568	4,935
	556,118	590,943	955,105	1,078,406

Costs and expenses
Cost of products sold	327,347	368,856	558,221	684,699
Operating	88,848	99,527	172,908	199,788
General and administrative	15,693	17,114	28,595	31,330
Restructuring and other costs	1,100	1,497	1,485	1,497
Depreciation and amortization	7,570	8,898	14,706	17,109
	440,558	495,892	775,915	934,423

Income before interest expense and provision for income taxes	115,560	95,051	179,190	143,983
Interest expense, net	9,322	10,939	18,538	21,506

Income before provision for income taxes	106,238	84,112	160,652	122,477
Provision for income taxes	378	83	1,140	233
Income from continuing operations	105,860	84,029	159,512	122,244
Discontinued operations:

Gain on exchange of customer service centers	-	-	1,002	-

Net income	$ 105,860	$ 84,029	$ 160,514	$ 122,244
General Partner's interest in net income	$ -	$ 2,715	$ -	$ 3,902
Limited Partners' interest in net income	$ 105,860	$ 81,314	$ 160,514	$ 118,342

Income from continuing operations per Common Unit - basic (a)	$ 3.24	$ 2.44	$ 4.92	$ 3.59
Discontinued operations	$ -	$ -	$ 0.03	$ -
Net income per Common Unit - basic (a)	$ 3.24	$ 2.44	$ 4.95	$ 3.59
Weighted average number of Common Units outstanding - basic	32,673	30,313	32,433	30,306

Income from continuing operations per Common Unit - diluted (a)	$ 3.22	$ 2.43	$ 4.90	$ 3.58
Discontinued operations	$ -	$ -	$ 0.03	$ -
Net income per Common Unit - diluted (a)	$ 3.22	$ 2.43	$ 4.93	$ 3.58
Weighted average number of Common Units outstanding - diluted	32,844	30,438	32,585	30,416

Supplemental Information:
EBITDA (b)	$ 123,130	$ 103,949	$ 194,898	$ 161,092
Retail gallons sold:
Propane	166,796	168,847	288,560	302,658
Refined fuels	43,997	54,699	72,495	98,515
Capital expenditures:
Maintenance	$ 1,889	$ 2,310	$ 4,022	$ 4,071
Growth	$ 3,158	$ 2,366	$ 9,177	$ 6,795

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(a)

Computations of earnings per Common Unit for the three and six months ended March 25, 2006 reflected the application of Emerging Issues Task Force ("EITF") consensus 03-6 "Participating Securities and the Two-Class Method Under FAS 128" ("EITF 03-6") which requires, among other things, the use of the two-class method of computing earnings per unit when participating securities exist.  The two-class method is an earnings allocation formula that computes earnings per unit for each class of common unit and participating security according to distributions declared and the participating rights in undistributed earnings, as if all of the earnings were distributed to the limited partners and the general partner (inclusive of the incentive distribution rights of the general partner which were considered participating securities for purposes of the two-class method).

As a result of the elimination of the general partner’s incentive distribution rights and general partner interests following the general partner exchange transaction consummated on October 19, 2006, the two-class method under EITF 03-06 is no longer applicable.  Net income per Common Unit for the three and six months ended March 31, 2007 was computed under SFAS No. 128 “Earnings per Share” (“FAS 128”) by dividing net income by the weighted average number of outstanding Common Units.  Computation of net income per Common Unit under EITF 03-6 resulted in a negative impact of $0.24 and $0.31 per Common Unit for the three and six months ended March 25, 2006, respectively, compared to the computation under FAS 128.

(b)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization.   Our management uses EBITDA as a measure of liquidity and we are including it because we believe that it provides our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.  In addition, certain of our incentive compensation plans covering executives and other employees utilize EBITDA as the performance target.  Moreover, our revolving credit agreement requires us to use EBITDA as a component in calculating our leverage and interest coverage ratios.  EBITDA is not a recognized term under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP.  Because EBITDA as determined by us excludes some, but not all, items that affect net income, it may not be comparable to EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and (ii) a reconciliation of EBITDA, as so calculated, to our net cash provided by operating activities:

	Three Months Ended		Six Months Ended
	March 31, 2007	March 25, 2006	March 31, 2007	March 25, 2006

Net income	$ 105,860	$ 84,029	$ 160,514	$ 122,244
Add:
Provision for income taxes	378	83	1,140	233
Interest expense, net	9,322	10,939	18,538	21,506
Depreciation and amortization	7,570	8,898	14,706	17,109
EBITDA	123,130	103,949	194,898	161,092
Add / (subtract):
Provision for income taxes	(378)	(83)	(1,140)	(233)
Interest expense, net	(9,322)	(10,939)	(18,538)	(21,506)
Compensation cost recognized under Restricted Unit Plan	(137)	561	1,160	1,176
Gain on disposal of property, plant and equipment, net	(1,815)	(577)	(2,062)	(621)
Gain on exchange of customer service centers	-	-	(1,002)	-
Changes in working capital and other assets and liabilities	(24,358)	(29,143)	(92,089)	(85,072)
Net cash provided by / (used in):
Operating activities	$ 87,120	$ 63,768	$ 81,227	$ 54,836
Investing activities	$ (2,048)	$ (3,303)	$ (8,711)	$ (9,241)
Financing activities	$ (22,464)	$ (60,411)	$ (44,101)	$ (43,323)

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission ("SEC").  Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.